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                     [KIRBY CORPORATION LOGO APPEARS HERE]

KIRBY CORPORATION

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES SIGNING OF MERGER AGREEMENT WITH HOLLYWOOD MARINE, INC.

Houston, Texas (July 29, 1999) - Kirby Corporation ("Kirby") (NYSE:KEX) announced today that it has signed an agreement to merge Hollywood Marine, Inc. ("Hollywood"), a privately held, inland tank barge company based in Houston, Texas, into Kirby Inland Marine, Inc., a wholly-owned subsidiary of Kirby.

Kirby will purchase Hollywood for an aggregate consideration of approximately $325 million, consisting of approximately $90 million in Kirby common stock, approximately $135 million in cash and the assumption or refinancing of all or part of Hollywood's existing debt of approximately $100 million. Financing for the cash portion of the transaction will be through Kirby's existing bank credit agreement and medium term note program.

Hollywood is engaged in the inland tank barge transportation of chemicals and petrochemicals, refined petroleum products, black oil and pressurized products along the Gulf Intracoastal Waterway, the Houston Ship Channel and the lower Mississippi River. Hollywood operates a fleet of 256 inland tank barges, with
4.6 million barrels of capacity, and 104 inland towboats. For the 1998 year, Hollywood generated revenues of $168 million.

The closing of the transaction is expected to occur in October 1999 and is subject to certain conditions, including the expiration of the required waiting period under the Hart-Scott-Rodino Act. The transaction will be accounted for using the purchases method of accounting.

C. Berdon Lawrence, the President and principal shareholder of Hollywood, will become the Chairman of the Board of Kirby and J. H. Pyne will continue as President and Chief Executive Officer of Kirby. Kirby's current Chairman, George
A. Peterkin, Jr., will remain on Kirby's Board as Chairman Emeritus.


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J. H. Pyne commented, "We are excited about this unique opportunity to create a company we believe will set a new standard for excellence in our industry. Hollywood's operations are very complementary to our core inland tank barge operation and are an excellent fit within Kirby's strategy of growing our core businesses through synergistic acquisitions. The potential for cost savings and improved efficiency through the merger of the two companies is substantial. We expect the purchase of Hollywood to be accretive to Kirby's year 2000 earnings and cash flow."

In addition, Mr. Pyne stated, "I am pleased that Berdon Lawrence will join Kirby and our Board as Chairman and will be actively engaged in the management of the Company. Berdon brings with him 32 years experience in the Inland barge business and has grown Hollywood from one boat and barge to one of the outstanding companies in the industry with 104 towboats and 256 tank barges."

Kirby Corporation, based in Houston, Texas, operates inland tank barges domestically with a fleet of 511 barges and 126 towing vessels transporting industrial chemicals, refined petroleum products and agricultural chemicals throughout the entire United States' inland waterway system. Kirby's domestic marine operations also include United States coastwise barge operations with six barge/tug units transporting dry-bulk commodities. Through its diesel engine services segment, Kirby is also engaged in the overhaul and servicing of large, medium-speed diesel engines used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, competitive factors, changes in industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, and weather conditions. A list of additional risk factors can be found in Kirby's annual report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


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